Exhibit 99.1

FOR IMMEDIATE RELEASE

July 26, 2007

Contacts:	Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

STRONG SECOND QUARTER 2007 EARNINGS

2ND QUARTER HIGHLIGHTS

•	Net income of $8.5 million, up 18% from 2nd quarter 2006.

•	Earnings per diluted share of $0.53, up 18% from $0.45 the prior year.

•	Total loans were $1.9 billion, an increase of $151 million, or 9%, from December 31, 2006

•	Total deposits were $2.1 billion, up 5% from December 31, 2006.

•	Bellevue South branch opened June, 2007.

•	Acquisitions of Mountain Bank Holding Company and Town Center Bancorp completed July 23, 2007. Columbia branch system expands to 53 locations in 9 counties in western Washington and Oregon

TACOMA, Washington — Columbia Banking System, Inc. (NASDAQ: COLB) today announced earnings for the second quarter 2007 of $8.5 million, an increase of 18% from $7.2 million for the second quarter of 2006. Diluted earnings per share were $0.53, an increase of 18% from $0.45 per share one year ago. Return on average assets and return on average equity for the second quarter 2007 were 1.29% and 13.04%, respectively, compared to 1.17% and 12.48%, respectively, for the same period in 2006. Return on average tangible equity for the second quarter 2007 was 15.04% compared to 14.77% for second quarter 2006. Revenue (net interest income plus noninterest income) was $32.4 million for the second quarter of 2007, up 6% from $30.6 million one year ago.

Melanie Dressel, President & Chief Executive Officer said, “The increase in our earnings was a result of staying focused on growth in loans, deposits and non-interest income. The investments we made in banking teams during the first quarter of this year have already begun to produce results. In addition to attracting new banking relationships, we are also expanding the depth of the relationships we have with existing clients.”

Ms. Dressel continued, “In spite of an increasingly competitive banking environment in all the markets we serve, we achieved 14% loan growth since June 30, 2006, and 9% growth since year-end 2006. Commercial business loans are up 10% since December 31, 2006, and represent about 37% of our total loans. We continue to maintain our discipline in both credit administration and in the diversification of our loan portfolio.”

“Core deposits, which consist of demand, savings, and money market accounts, represented 70% of total deposits,” Ms. Dressel noted. “Competition for deposits has also been aggressive; however, we continue to see core deposit growth. This has helped us maintain a relatively stable net interest margin, although more of these deposits are in the interest-bearing checking and money market categories.”

Net income for the six months ended June 30, 2007 was $15.8 million, an increase of 3% from $15.4 million for the first six months of 2006. On a diluted per share basis, net income was $0.97, compared with $0.96 for the same period last year. Return on average assets and return on average equity for the first six months of 2007 were 1.22% and 12.29% respectively, compared to 1.28% and 13.42%, respectively, for the same period in 2006. Return on average tangible equity for the first six months of 2007 was 14.23%, compared to 15.87% for the same period in 2006.

At June 30, 2007, Columbia’s total assets were $2.66 billion, an increase of 4% from $2.55 billion at December 31, 2006. Total loans were $1.86 billion at June 30, 2007, up $151 million, or 9%, from $1.71 billion at year-end 2006. Total deposits were $2.12 billion at June 30, 2007, up 5% from $2.02 billion at December 31, 2006.

Second Quarter 2007 Operating Results

Net Interest Income

Net interest income for the second quarter of 2007 was $25.7 million, an increase of $1.4 million, or 6%, compared to $24.3 million for the second quarter 2006. The increase is primarily due to higher loan volumes. Columbia’s net interest margin was lower compared to the same period in

2006 as a result of higher deposit costs and borrowings to fund the growth in loans. The net interest margin was 4.36% for the second quarter of 2007, compared to 4.47% for the second quarter of 2006. On a linked quarterly basis, the net interest margin was 4.37% for the first quarter of 2007, and 4.43% for the fourth quarter of 2006.

Average interest-earning assets increased 8% to $2.46 billion during the second quarter of 2007, compared with $2.27 billion during the second quarter of 2006. The yield on average interest-earning assets increased 44 basis points to 7.23% during the second quarter of 2007, from 6.79% for the same period in 2006. Average interest-bearing liabilities increased to $1.94 billion from $1.79 billion last year. The cost of average interest-bearing liabilities increased 69 basis points to 3.62% in the second quarter of 2007, compared to 2.93% in the second quarter of 2006.

For the six months ended June 30, 2007, net interest income increased 4% to $50.4 million from $48.6 million for the same period in 2006. This increase for the first half of 2007 was primarily driven by loan growth, offset by an increase in interest expense on interest-bearing deposits.

During the first six months of 2007, Columbia’s net interest margin decreased to 4.37% from 4.56% for the same period of 2006. Average interest-earning assets grew to $2.43 billion during the first six months of 2007 compared with $2.23 billion for the same period of 2006. The yield on average interest-earning assets increased 48 basis points to 7.19% during the first six months of 2007, from 6.71% in 2006. In comparison, average interest-bearing liabilities grew to $1.92 billion compared with $1.74 billion for the first six months of 2006. The cost of average interest-bearing liabilities increased 82 basis points to 3.58% during the first six months of 2007, compared to 2.76% for the same period in 2006.

Noninterest income

Total noninterest income for the second quarter 2007 was $6.7 million, an increase of 8% from $6.3 million a year ago. The increase in noninterest income during the second quarter of 2007 as compared to second quarter 2006 was primarily due to service charges and other fees, which increased $386,000, or 13%, partially offset by a decline in merchant services fees. Total noninterest income for the first six months of 2007 was $12.9 million, an increase of $678,000, or 6%, from $12.2 million for the same period of 2006.

Noninterest expense

Noninterest expense for the second quarter of 2007 was $20.3 million, a decrease of 4% from $21.1 million for the same period in 2006. This decrease was primarily due to the mark to market charges associated with interest rate floor instruments recognized through earnings in the second quarter of 2006. The valuation adjustment for the interest rate floors resulted in a pre-tax, non-cash expense for the second quarter 2006 of $1.8 million. Our second quarter 2007 noninterest expense increased $905,000, or 5%, from the second quarter of 2006 after removing the nonrecurring adjustment related to our interest rate floors. Increases in expenses associated with employee compensation, benefits, and occupancy during the second quarter of 2007 were partially tempered by a reduction in advertising and promotion expense. Virtually all of the 2007 versus 2006 second quarter increase of $1.4 million in compensation and benefit expense was associated with the expansion of our retail branch and commercial lending units. The additional compensation expense incurred in the expansion of Columbia’s productive capacity contributed to an 8%, or $1.9 million, increase in total production revenue (defined as loan interest income plus noninterest income less interest expense).

Total production revenue (as defined above) for the first six months of 2007 increased $1.8 million over the same period in 2006. Compensation and benefit expense increased $3.1 million and occupancy expense was up $449,000 when comparing the first six months of 2007 to 2006. A majority of our additional bankers were added late in the fourth quarter of 2006 and early in the first quarter of 2007. These teams spent much of the first quarter building their production pipelines for which we began to realize the full revenue impact during the second quarter.

Also impacting the second quarter 2007 was occupancy expense, which increased $260,000 due to costs incurred for the ongoing expansion of our branch network in King and Thurston counties coupled with a general increase in prevailing rents of existing facilities and costs associated with the reconfiguration for more efficient use of existing space in our operations center located in Lakewood, Washington.

Nonperforming Assets and Loan Loss Provision

The company made a provision for loan losses of $329,000 for the quarter ending June 30, 2007 compared to $638,000 for the first quarter of 2007 and $250,000 for the second quarter of 2006. The decrease in the provision from the first quarter of 2007 was primarily attributable to a slower rate of growth in the loan portfolio on a linked quarter basis. The allowance for loan and lease losses as a percentage of loans (excluding loans held for sale at each date) as of June 30, 2007 was essentially unchanged at 1.15% compared to 1.14% as of March 31, 2007.

Non performing assets to period end assets as of June 30, 2007 increased 10 basis points over the first quarter of 2007 and are attributable to a single lending relationship. The bank is pursuing its remedies in accordance with the loan agreement which evidences this transaction. At this time the bank believes the loans to be adequately secured by the underlying real estate and no loss is expected.

Expansion Activities

In June, 2007, Columbia Bank opened the second full-service branch office in the rapidly growing Bellevue market. The previously announced Lacey Branch, which has been delayed by permitting issues, is currently under construction and is slated to open in the fourth quarter, 2007.

On March 28, 2007, Columbia announced the signing of definitive merger agreements with Mountain Bank Holding Company, and Town Center Bancorp. Both transactions closed on July 23, 2007, following shareholder and regulatory approvals. This brings Columbia’s number of branches to 53, located in nine counties in Washington and Oregon.

Ms. Dressel commented, “The addition of these two fine organizations to the Columbia family expands our footprint into adjacent markets, and moves us significantly closer to our often stated goal of becoming a Pacific Northwest regional community bank. We will continue to look for opportunities to grow strategically through de novo expansion and accretive partnerships.”

About Columbia

Columbia Banking System, Inc. is a 53-branch Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria. Columbia Bank is a Washington state-chartered full-service commercial bank; with completion of the mergers, Columbia Bank has 48 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties in Washington State, and Clackamas and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 7 branches in King and Pierce counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share)	2007	2006	2007	2006
Earnings
Net interest income	$25,695	$24,302	$50,398	$48,608
Provision for loan and lease losses	$329	$250	$967	$465
Noninterest income	$6,741	$6,267	$12,918	$12,240
Noninterest expense	$20,266	$21,136	$40,668	$39,476
Net income	$8,544	$7,239	$15,827	$15,427
Per Share
Net income (basic)	$0.53	$0.45	$0.98	$0.97
Net income (diluted)	$0.53	$0.45	$0.97	$0.96
Averages
Total assets	$2,654,863	$2,480,585	$2,620,634	$2,434,887
Interest-earning assets	$2,460,603	$2,268,259	$2,426,676	$2,229,779
Loans	$1,846,163	$1,613,253	$1,806,150	$1,590,560
Securities	$582,378	$645,343	$590,122	$632,457
Deposits	$2,090,273	$1,949,608	$2,045,951	$1,952,713
Core deposits	$1,485,966	$1,414,455	$1,465,203	$1,419,918
Shareholders’ Equity	$262,905	$232,614	$259,617	$231,851
Financial Ratios
Return on average assets	1.29%	1.17%	1.22%	1.28%
Return on average equity	13.04%	12.48%	12.29%	13.42%
Return on average tangible equity(1)	15.04%	14.77%	14.23%	15.87%
Average equity to average assets	9.90%	9.38%	9.91%	9.52%
Net interest margin	4.36%	4.47%	4.37%	4.56%
Efficiency ratio (tax equivalent) (2)	60.04%	60.97%	61.68%	59.81%

	June 30,			December 31,
	2007		2006	2006
Period end
Total assets	$2,660,946		$2,544,598	$2,553,131
Loans	$1,859,592		$1,625,255	$1,708,962
Allowance for loan and lease losses	$21,339		$20,990	$20,182
Securities	$570,742		$650,955	$605,133
Deposits	$2,117,325		$1,962,748	$2,023,351
Core deposits	$1,472,206		$1,418,313	$1,473,701
Shareholders’ equity	$259,773		$232,241	$252,347
Book value per share	$16.07		$14.49	$15.71
Tangible book value per share	$14.06		$12.44	$13.68
Nonperforming assets
Nonaccrual loans	$4,972		$4,575	$2,414
Restructured loans	985		1,197	1,066
Other personal property owned	32		—	—
Other real estate owned	—		—	—

Total nonperforming assets	$5,989		$5,772	$3,480

Nonperforming loans to period-end loans	0.32%		0.36%	0.20%
Nonperforming assets to period-end assets	0.23%		0.23%	0.14%
Allowance for loan and lease losses to period-end loans	1.15%		1.29%	1.18%
Allowance for loan and lease losses to nonperforming loans	358.22%		363.65%	579.94%
Allowance for loan and lease losses to nonperforming assets	356.30%		363.65%	579.94%
Net loan charge-offs (recoveries)	$(190	)(3)	$304 (4)	$2,712 (5)

(1)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.
(2)

Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost (gain) of OREO and mark-to-market adjustments of interest rate floor instruments.

(3)	For the six months ended June 30, 2007.
(4)	For the six months ended June 30, 2006.
(5)	For the twelve months ended December 31, 2006.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Period End
Unaudited	June 30,		December 31,
(in thousands)	2007	2006	2006
Loan Portfolio Composition
Commercial business	$681,534	$607,641	$617,899
Real Estate:
One-to-four family residential	46,299	83,290	51,277
Five or more family residential and commercial	677,477	690,790	687,635

Total Real Estate	723,776	774,080	738,912
Real Estate Construction:
One-to-four family residential	180,925	31,260	92,124
Five or more family residential and commercial	127,769	71,587	115,185

Total Real Estate Construction	308,694	102,847	207,309
Consumer	148,869	142,969	147,782

Subtotal loans	1,862,873	1,627,537	1,711,902
Less: Deferred loan fees	(3,281)	(2,282)	(2,940)

Total loans	$1,859,592	$1,625,255	$1,708,962

Loans held for sale	$2,551	$1,288	$933

Deposit Composition
Demand and other noninterest bearing	$419,695	$446,568	$432,293
Interest bearing demand	440,051	367,891	414,198
Money market	509,463	488,615	516,415
Savings	102,997	115,239	110,795
Certificates of deposit	645,119	544,435	549,650

Total deposits	$2,117,325	$1,962,748	$2,023,351

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Three Months Ended
Unaudited	Jun 30	Mar 31	Dec 31	Sept 30	Jun 30
(in thousands, except per share)	2007	2007	2006	2006	2006
Earnings
Net interest income	$25,695	$24,703	$24,750	$24,405	$24,302
Provision for loan and lease losses	$329	$638	$950	$650	$250
Noninterest income	$6,741	$6,177	$6,324	$6,108	$6,267
Noninterest expense	$20,266	$20,402	$18,560	$18,098	$21,136
Net income	$8,544	$7,283	$8,341	$8,335	$7,239
Per Share
Net income (basic)	$0.53	$0.45	$0.52	$0.52	$0.45
Net income (diluted)	$0.53	$0.45	$0.52	$0.52	$0.45
Averages
Total assets	$2,654,863	$2,586,025	$2,517,836	$2,504,371	$2,480,585
Interest-earning assets	$2,460,603	$2,392,372	$2,310,502	$2,290,351	$2,268,259
Loans	$1,846,163	$1,765,692	$1,688,600	$1,647,471	$1,613,253
Securities	$582,378	$597,952	$602,075	$627,821	$645,343
Deposits	$2,090,273	$2,001,136	$2,024,108	$1,975,103	$1,949,608
Core deposits	$1,485,966	$1,444,210	$1,459,281	$1,433,641	$1,414,455
Shareholders’ Equity	$262,905	$256,292	$249,202	$238,272	$232,614
Financial Ratios
Return on average assets	1.29%	1.14%	1.31%	1.32%	1.17%
Return on average equity	13.04%	11.52%	13.28%	13.88%	12.48%
Return on average tangible equity	15.04%	13.38%	15.49%	16.32%	14.77%
Average equity to average assets	9.90%	9.91%	9.90%	9.51%	9.38%
Net interest margin	4.36%	4.37%	4.43%	4.41%	4.47%
Efficiency ratio (tax equivalent)	60.04%	63.39%	57.41%	58.81%	60.97%
Period end
Total assets	$2,660,946	$2,676,204	$2,553,131	$2,507,450	$2,544,598
Loans	$1,859,592	$1,833,852	$1,708,962	$1,655,809	$1,625,255
Allowance for loan and lease losses	$21,339	$20,819	$20,182	$20,926	$20,990
Securities	$570,742	$599,306	$605,133	$611,497	$650,955
Deposits	$2,117,325	$2,081,026	$2,023,351	$2,020,065	$1,962,748
Core deposits	$1,472,206	$1,518,797	$1,473,701	$1,460,634	$1,418,313
Shareholders’ equity	$259,773	$261,329	$252,347	$245,801	$232,241
Book value per share	$16.07	$16.17	$15.71	$15.32	$14.49
Tangible book value per share	$14.06	$14.16	$13.68	$13.27	$12.44
Nonperforming assets
Nonaccrual loans	$4,972	$2,580	$2,414	$4,101	$4,575
Restructured loans	985	806	1,066	804	1,197
Other personal property owned	32	—	—	—	—
Other real estate owned	—	—	—	—	—

Total nonperforming assets	$5,989	$3,386	$3,480	$4,905	$5,772

Nonperforming loans to period-end loans	0.32%	0.18%	0.20%	0.30%	0.36%
Nonperforming assets to period-end assets	0.23%	0.13%	0.14%	0.20%	0.23%
Allowance for loan and lease losses to period-end loans	1.15%	1.14%	1.18%	1.26%	1.29%
Allowance for loan and lease losses to nonperforming loans	358.22%	614.86%	579.94%	426.63%	363.65%
Allowance for loan and lease losses to nonperforming assets	356.30%	614.86%	579.94%	426.63%	363.65%
Net loan charge-offs (recoveries)	$(191)	$1	$1,694	$714	$(49)

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Columbia Banking System, Inc.

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share)	2007	2006	2007	2006
Interest Income
Loans	$36,224	$30,328	$70,254	$58,972
Taxable securities	4,657	5,208	9,442	10,166
Tax-exempt securities	1,960	1,753	3,920	3,180
Federal funds sold and deposits with banks	414	121	785	161

Total interest income	43,255	37,410	84,401	72,479

Interest Expense
Deposits	13,617	9,408	25,776	17,899
Federal Home Loan Bank advances	2,484	3,206	5,663	4,974
Long-term obligations	513	492	1,020	951
Other borrowings	946	2	1,544	47

Total interest expense	17,560	13,108	34,003	23,871

Net Interest Income	25,695	24,302	50,398	48,608
Provision for loan and lease losses	329	250	967	465

Net interest income after provision for loan and lease losses	25,366	24,052	49,431	48,143

Noninterest Income
Service charges and other fees	3,293	2,907	6,252	5,741
Merchant services fees	2,124	2,174	4,093	4,212
Gain on sale of securities available for sale, net	—	—	—	10
Bank owned life insurance (“BOLI”)	451	434	877	833
Other	873	752	1,696	1,444

Total noninterest income	6,741	6,267	12,918	12,240

Noninterest Expense
Compensation and employee benefits	10,848	9,426	22,206	19,095
Occupancy	2,945	2,685	5,782	5,333
Merchant processing	884	887	1,707	1,671
Advertising and promotion	657	854	1,204	1,506
Data processing	553	520	1,120	1,320
Legal & professional services	687	737	1,510	967
Taxes, licenses & fees	703	640	1,316	1,236
Gain on sale of other real estate owned, net	—	(11)	—	(11)
Interest rate floor valuation adjustment	—	1,775	—	1,775
Other	2,989	3,623	5,823	6,584

Total noninterest expense	20,266	21,136	40,668	39,476

Income before income taxes	11,841	9,183	21,681	20,907
Provision for income taxes	3,297	1,944	5,854	5,480

Net Income	8,544	7,239	$15,827	$15,427

Net income per common share:
Basic	$.53	$.45	$0.98	$0.97
Diluted	$.53	$.45	$0.97	$0.96
Dividend paid per common share	$0.17	$0.14	$0.32	$0.27
Average number of common shares outstanding	16,126	15,937	16,115	15,907
Average number of diluted common shares outstanding	16,258	16,115	16,261	16,095

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited) (in thousands)			June 30, 2007	December 31, 2006
Assets
Cash and due from banks			$69,829	$76,365
Interest-earning deposits with banks			15,070	13,979
Federal funds sold			6,600	14,000

Total cash and cash equivalents			91,499	104,344

Securities available for sale at fair value (amortized cost of $570,891 and $598,703 respectively)			558,716	592,858
Securities held to maturity at cost (fair value of $1,618 and $1,871 respectively)			1,573	1,822
Federal Home Loan Bank stock at cost			10,453	10,453
Loans held for sale			2,551	933
Loans, net of deferred loan fees of ($3,281) and ($2,940), respectively			1,859,592	1,708,962
Less: allowance for loan and lease losses			21,339	20,182

Loans, net			1,838,253	1,688,780

Interest receivable			13,349	12,549
Premises and equipment, net			44,959	44,635
Goodwill			29,723	29,723
Other assets			69,870	67,034

Total Assets			$2,660,946	$2,553,131

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$419,695	$432,293
Interest-bearing			1,697,630	1,591,058

Total deposits			2,117,325	2,023,351

Short-term borrowings:
Federal Home Loan Bank advances			161,700	205,800
Securities sold under agreements to repurchase			70,000	20,000
Other borrowings			49	198

Total short-term borrowings			231,749	225,998
Long-term subordinated debt			22,411	22,378
Other liabilities			29,688	29,057

Total liabilities			2,401,173	2,300,784

Commitments and contingent liabilities			—	—
Shareholders’ equity:
Preferred stock (no par value) Authorized, 2 million shares; none outstanding			—	—

	June 30, 2007	December 31, 2006
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	16,166	16,060	168,401	166,763
Retained earnings			99,701	89,037
Accumulated other comprehensive loss			(8,329)	(3,453)

Total shareholders’ equity			259,773	252,347
Total Liabilities and Shareholders’ Equity			$2,660,946	$2,553,131